Exhibit 10.12

COMMISSION PROGRAM – LYLE HUTCHISON

(Effective February 1, 2013)

Position Title:	Vice President – Sales
Description:	Responsible for the Company’s sales efforts directed towards new or prospective customers.

1.	Commission and Fee Structure:

A.	Sales of Software and Hardware to New Customers:[1]

With respect to each contract for the sale of a software license and/or hardware to a new customer of CPSI (whether pursuant to a standard sales contract or a SaaS contract), the commission rate shall be 2.0% of CPSI’s gross profit or anticipated gross profit, as the case may be, from such sale, calculated as of the date of completion of installation. In the event that CPSI’s gross profit from sales of software licenses and hardware to new customers exceeds $16,475,704 in a calendar year, the commission rate will increase to 3.0% of the gross profit from sales exceeding $16,475,704 in such year. Commissions are earned at the time of completion of installation of the applicable software/hardware. The timing of payment of earned commissions shall be in accordance with Section 2 below.

If a new customer is an affiliate of an existing customer (the “master customer”) and the new customer signs a Facility Addendum to the Master Corporate Agreement, the commissions due from sales to the new customer will be split evenly between the sales manager responsible for the territory of the master customer and the sales manager responsible for the territory of the new customer.

B.	TruBridge, LLC Services:

With respect to each contract entered into for the provision of Outsourcing Services and/or Professional Services by TruBridge, LLC by a new customer, the employee shall receive a one-time fee of $500. The timing of payment of such fees shall be in accordance with Section 2 below.

2.	Timing of Commission and Fee Payments:

A.	General: Subject to Section 2.B through Section 2.D. below, commissions earned pursuant to Section 1.A above will be paid to the employee on a monthly basis. Fees earned pursuant to Section 1.B above will be paid to the employee at the time that the Company recognizes revenue from such business management services contract under GAAP.

B.	Payment Default By Customer: In the event that a customer defaults on payment for software licenses or hardware, all commissions previously paid to the employee on the defaulted customer account shall be deducted from the employee’s future commission payments. In the event that partial payment due from a customer is received, the amount

[1]	For purposes of this Commission Program, a customer is considered a “new customer” of CPSI for a period of one year from the date that the first software module is installed by CPSI with such customer.

of prior commissions to be deducted from future commissions will be pro-rata based on the amount of the payment received. For example, if a customer pays only 60% of an invoice, then the employee will retain 60% of the commissions received, with the remaining 40% to be withheld from future commission payments. The payment to the employee based on a new contract for the provision of services by TruBridge, LLC shall not be subject to recoupment.

C.	Post-Employment Commission and Fee Payments: Except as noted in Section 2.D., below, commissions and fees will not be paid to, or on behalf of, any individual who is no longer an employee of CPSI, regardless of the reason for the employee’s termination of employment (i.e., whether voluntary, involuntary or otherwise).

D.	Death: In the event of the death of the employee while employed in good standing with CPSI, the following commissions and fees will be paid to the employee’s estate/beneficiary(ies) as listed in the employee’s last will and testament (or if no such will, to the employee’s spouse, if any; if not, to the employee’s estate) at the same time that such payments would have been paid to the employee if the employee had not died:

(i)	Commissions from the installation of software licenses and hardware at new customers during the 90-day period following the employee’s death (to the extent that a contract for such installation was executed prior to the employee’s death); and

(ii)	Fees from the provision of services by TruBridge, LLC during the 90-day period following the employee’s death (to the extent that CPSI has recognized revenue under GAAP from the provision of such services within such 90-day period).

3.	Exemption From Section 409A:

This Commission Program is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended.

4.	Modification/Termination:

This Commission Program shall remain in full force and effect unless and until modified or terminated by the CPSI in its sole discretion.

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